Exhibit 99.1

6711 Columbia Gateway Drive, Suite 300
Columbia, Maryland 21046
Telephone 443-285-5400
Facsimile 443-285-7650
www.copt.com
NYSE: OFC

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
Mary Ellen Fowler
Vice President and Treasurer
443-285-5450
maryellen.fowler@copt.com

CORPORATE OFFICE PROPERTIES TRUST ANNOUNCES NEW

PRESIDENT OF COPT DEVELOPMENT AND CONSTRUCTION SERVICES

COLUMBIA, MD January 5, 2009 — Corporate Office Properties Trust (COPT) (NYSE: OFC) announced today the appointment of Wayne Lingafelter to President of COPT Development and Construction Services (CDCS) and Corporate Development Services (CDS). Mr. Lingafelter has served as Senior Vice President of CDCS and CDS since May 2008. In his new role, Mr. Lingafelter will be responsible for leading the Company’s development and construction efforts.

For the past 20 years, Mr. Lingafelter worked for Duke Realty Corporation in various roles leading regional operations throughout the Midwest and its government solutions practice from Washington, DC.

Mr. Lingafelter is a member of the National Association of Industrial and Office Properties (NAIOP) and graduated from Kenyon College in Gambier, Ohio.

The Company also announces the pending retirement on March 31, 2009 of Dwight S. Taylor, currently President of CDCS and CDS. Mr. Taylor has been appointed to Chief Executive Officer of CDCS and CDS until his retirement. Mr. Taylor has been actively involved with the Company and its predecessor companies for the past 25 years. He has served as President of CDCS and CDS since September 1998 and has been an integral part of COPT’s success and growth.

“COPT is extremely fortunate to be gaining an experienced and highly qualified executive. Wayne’s extensive development and construction experience and knowledge will prove most valuable as COPT continues its growth strategy,” stated Randall M. Griffin, President and Chief Executive Officer of Corporate Office Properties Trust. “This will be a smooth transition as Wayne has been working with COPT since the spring. We are also thankful for the numerous contributions made by Dwight during his tenure at COPT. Dwight has done a fantastic job building an excellent development and construction team and we wish him the best as he pursues a new chapter of his life,” he added.

Company Information

Corporate Office Properties Trust (COPT) (NYSE: OFC) is a specialty office real estate investment trust (REIT) that focuses on strategic customer relationships and specialized tenant requirements in the U.S. Government, Defense Information Technology and Data sectors. The

Company acquires, develops, manages and leases properties which are typically concentrated in large office parks primarily located adjacent to government demand drivers and/or in growth corridors. As of September 30, 2008, the Company owned 254 office and data properties totaling 19.1 million rentable square feet, which includes 19 properties totaling 847,000 square feet held through joint ventures. The Company’s portfolio primarily consists of technically sophisticated buildings in visually appealing settings that are environmentally sensitive, sustainable and meet unique customer requirements. More information on COPT can be found at www.copt.com.

Forward-Looking Information

This press release may contain “forward-looking” statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are based on the Company’s current expectations, estimates and projections about future events and financial trends affecting the Company.  Forward-looking statements can be identified by the use of words such as “may”, “will”, “should”, “expect”, “estimate” or other comparable terminology.  Forward-looking statements are inherently subject to risks and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate.  Accordingly, the Company can give no assurance that these expectations, estimates and projections will be achieved.  Future events and actual results may differ materially from those discussed in the forward-looking statements.

Important factors that may affect these expectations, estimates, and projections include, but are not limited to:

•                  the Company’s ability to borrow on  favorable terms;

•                  general economic and business conditions, which will, among other things, affect office property demand and rents, tenant creditworthiness, interest rates and financing availability;

•                  adverse changes in the real estate markets including, among other things, increased competition with other companies;

•                  risk of real estate acquisition and development, including, among other things, risks that development projects may not be completed on schedule, that tenants may not take occupancy or pay rent or that development or operating costs may be greater than anticipated;

•                  risks of investing through joint venture structures, including risks that the Company’s joint venture partners may not fulfill their financial obligations as investors or may take actions that are inconsistent with the Company’s objectives;

•                  our ability to satisfy and operate effectively under federal income tax rules relating to real estate investment trusts and partnerships;

•                  governmental actions and initiatives; and

•                  environmental requirements.

The Company undertakes no obligation to update or supplement any forward-looking statements.  For further information, please refer to the Company’s filings with the Securities and Exchange Commission, particularly the section entitled “Risk Factors” in Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.